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                                                                     EXHIBIT 4.4

                         [DONLAR CORPORATION LETTERHEAD]



February 25, 2002


CONFIDENTIAL

Dr. Robert Gale Martin
c/o Carolina Eye Associates
2170 Midland Road
South Pines, NC 28387

Dear Dr. Martin:

         Currently, you own convertible debt of Donlar Corporation ("Donlar") in the face amounts and conversion rates listed on Exhibit A, attached hereto (the "Convertible Notes"), and non-convertible debt of Donlar in the amount listed on Exhibit B, attached hereto (the "Non-Convertible Note"). This letter agreement (this "Letter Agreement") sets forth the certain understandings between Dr. Robert Gale Martin, an individual ("Martin"), and Donlar, an Illinois corporation, regarding a Bridge Facility to be provided to Donlar and its subsidiary, Donlar Biosyntrex Corporation, a Nevada corporation ("Biosyntrex") (Donlar and Biosyntrex are referred to collectively in this Letter Agreement as the "Company") by Tennessee Farmers Insurance Company or one of its affiliates ("Tennessee Farmers").

         Specifically, this Letter Agreement sets forth the terms upon which Martin shall (i) surrender all of the Convertible Notes and the Non-Convertible Note for shares of convertible preferred stock of Donlar; (ii) relinquish the right to receive any royalty payments from Donlar for shares of common preferred stock; (iii) surrender for cancellation any warrants Martin holds to purchase shares of common stock of Donlar for a new warrant to purchase shares of common stock; and (iv) vote all of Martin's common shares of Donlar in favor of a merger between Donlar and Biosyntrex.

         Accordingly, Martin and Donlar hereby agree as follows:

         1. Pursuant to terms and conditions of the Summary of the Terms and Conditions for Proposed Bridge Financing (the "Term Sheet"), attached hereto as Exhibit C, Martin shall:

                  a) Surrender for cancellation the Convertible Notes and Non-Convertible Note to Donlar in exchange for shares of convertible preferred stock of the Company




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                      in the face amount of $9 million, convertible into
                      approximately 13,235,294 shares of common stock of the Company;

                  b) Relinquish all rights to receive any royalty payments from Company in exchange for 5,000,000 shares of common stock of the Company;

                  c) Surrender for cancellation any warrants Martin holds to purchase shares of stock of Donlar, in exchange for a warrant to purchase 3,000,000 shares of common stock of the Company;

                  d) Execute a subordination agreement acceptable to the lenders under the Bridge Facility, as described in
                       Section III.N.7 of the Term Sheet; and

                  e) Extend maximum cooperation to the Company and Tennessee Farmers in achieving all of the foregoing in the shortest time possible (in recognition that Martin shall benefit both directly and in directly from the Bridge Facility provided by Tennessee Farmers to the Company).

         2. Upon the event of a merger between Donlar and Biosyntrex, Martin agrees to vote all of his shares of voting stock of the Company held by him in favor of such merger.

         3. You acknowledge that Tennessee Farmers is an express third party beneficiary of this letter agreement and shall have all of the claims, rights, powers and remedies of such a third party beneficiary to the maximum extent permitted under applicable law.

         If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and deliver a copy of this Letter Agreement as provided for herein, whereupon this Letter Agreement shall represent a binding agreement between us and shall be governed by the internal laws of the State of Illinois.


                                                     Very truly yours,

                                                     DONLAR CORPORATION


                                                     By: /s/ Larry Koskan
                                                        ------------------------
                                                        Name: Larry Koskan
                                                        Title: President and CEO